FieldPoint Petroleum Provides Update for Well #3 in Lea County, New Mexico

Austin, TX (PRNewswire) August 21, 2013, FieldPoint Petroleum Corporation (NYSE-MKT:FPP)  today provided an update on the production from its most recently completed well in Lea County, New Mexico.

FieldPoint’s Executive Chairman, Roger Bryant, stated, “Our drilling partner, Cimarex Energy Co. (NYSE:XEC), has provided us with a progress report on our newest well, the East Lusk Federal 15 #3, in Lea County, New Mexico.  For the dates August 14 through August 20, the well averaged producing oil at 730 Bopd and natural gas at 569 Mcfpd.  Needless to say, we are very pleased with the way this well is performing at this point.  As we have done in the past, we will provide periodic updates on this well as it goes through this early stage production.”

 As a reminder, FieldPoint owns a 43.75% working interest in East Lusk Federal #1 and #2, and will own the same percentage of East Lusk Federal #3 in section 15 of this field.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, COO/CFO (512)250-8692 or fppc@ix.netcom.com